 Franklin Credit Management Corporation 8-K
Exhibit 10.1

CAPITAL CONTRIBUTION AGREEMENT

THIS CAPITAL CONTRIBUTION AGREEMENT (the “Agreement”), made the 11th day of October 2013, and effective September 30, 2013, between Franklin Credit Management Corporation, a Delaware Corporation, with its principal place of business at 101 Hudson Street, 25th Floor, Jersey City, N.J. (“FCRM” or the “Company”) and Thomas J. Axon, Number 6 Harrison Street, Fifth Floor, New York, N.Y.  (“Mr. Axon”) hereby agree as follows:

1.
Purchase of Preferred Stock. Subject to the terms and conditions herein, Mr. Axon agrees to purchase from the Company an aggregate of Two Million Fifty Thousand (2,050,000) shares of non-transferrable restricted Preferred Stock, par value $0.001, in the Company (the  “Preferred Shares”) at the price of $2.00 per share for an aggregate purchase price of Four Million One Hundred Thousand ($4,100,000.00) dollars. Except as otherwise provided in this Agreement, Mr. Axon shall have no right to (1) withdraw, redeem or exchange the Preferred Shares, or (2) receive a liquidation preference on account of the Preferred Shares.  The Preferred Shares shall be paid for in US dollars and in immediately available funds, payable as follows:

a.
The Company shall issue Mr. Axon 250,000 shares of Preferred Stock in exchange for Five Hundred Thousand ($500,000.00) dollars, which was paid to the Company by Mr. Axon on May 20, 2013 and is hereby acknowledged as received by the Company (the “Initial Contribution”);

b.
Mr. Axon shall purchase a minimum of 100,000 shares of Preferred Stock per month for an aggregate minimum monthly purchase of Two Hundred Thousand ($200,000.00) dollars, in cash in non-refundable funds, monthly on the 20th of each month until such date as Mr. Axon has purchased and holds 2,050,000 Preferred Shares and an aggregate amount of $4.10 Million has been paid in full (with such date on which the $4.10 Million has been paid in full to be referred to herein as the “Exchange Date”).

c.
In the event of any consolidation or merger of the Company into any other corporation or other entity or person, the Company shall have the right, but not the obligation, to accelerate this Agreement and repurchase all or, at its election, a portion of the Preferred Shares from Mr. Axon at the purchase price paid by Mr. Axon for the Preferred Shares, plus any accrued and unpaid dividends payable to Mr. Axon on account of such Preferred Shares. Any shares not repurchased by the Company shall be converted into common stock of the Company under the procedures set forth under Paragraph 15, with the Conversion Date, for purposes of this provision only, to be the date of acceleration by the Company. Notwithstanding the foregoing, Mr. Axon shall have the right within no later than thirty (30) days of any acceleration by the Company to purchase the remaining Preferred Shares necessary to exercise his rights under Paragraph 5 to exchange the Preferred Shares for the Property and to exercise the Exchange Option, prior to the Company repurchasing all, or at its election, a portion of the Preferred Shares.

d.	All certificates representing the Preferred Shares shall have endorsed thereon the following legends:

(1)
THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION ENCUMBRANCE OR OTHER DISPOSAL OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CAPITAL CONTRIBUTION AGREEMENT BETWEEN FRANKLIN CREDIT MANAGEMENT CORPORATION AND THE HOLDER OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.  NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN CONTRAVENTION OF SUCH AGREEMENT SHALL BE VALID OR EFFECTIVE.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF FRANKLIN CREDIT MANAGEMENT CORPORATION; and

(2)
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

e.
Mr. Axon shall be entitled to receive, when, if and as declared by the Board of Directors of the Company, out of funds legally available therefore, cumulative dividends payable as set forth herein. Dividends on each Preferred Share shall accrue and shall be cumulative and accumulate commencing as of the first of the month immediately following the date of issuance of each such Preferred Share, whether or not earned or declared by the Board of Directors of the Company, at the dividend rate of seven percent (7%) per annum based on the price of $2 per share paid for each such Preferred Share, until paid, in preference and priority to any payment of any dividend on the common stock of the Company.

2.
Nature of Preferred Shares.  The amounts paid by Mr. Axon for the Preferred Shares represent capital contributions made by Mr. Axon.  Payments made on account of the Preferred Shares are non-refundable, with no distribution, redemption or withdrawal rights (except for the right of exchange as provided herein).  There shall be no voting or redemption rights associated with the Preferred Shares. Except as expressly provided in this Agreement, Mr. Axon, without the written consent of the Audit Committee of the Board of Directors of the Company, which may be withheld by the Audit Committee in its sole discretion, may not directly or indirectly offer, sell, transfer, grant any option for the purchase of, enter into any arrangement with the same economic effect as a sale of, relinquish, liquidate, divest, assign, hypothecate, pledge, encumber, convey in trust, transfer by gift, bequest or descent, or otherwise dispose of voluntarily or by operation of law any Preferred Shares acquired by him or any part thereof to any person or entity during his lifetime or upon his death.

3.
Obligations Unconditional.  The obligations of Mr. Axon to purchase the Preferred Shares are absolute, irrevocable and unconditional in all respects and shall be unaffected by any circumstance whatsoever.  Payments of the capital contributions shall be made by wire transfer to the Company according to written instructions provided by the Company in immediately available funds.  The payment obligations provided for in this Agreement are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment except as specifically provided herein.

4.
Right to Accelerate Purchases of Preferred Shares.   Mr. Axon has the right to purchase additional Preferred Shares in advance of the minimum requirements of Paragraph 1 at any time without penalty, subject to the maximum entitlement under this Agreement to purchase 2,050,000 Preferred Shares.

5.
Right to Exchange Preferred Shares.   The Company grants to Mr. Axon an irrevocable and exclusive option (the “Exchange Option”), exercisable on or after the Exchange Date, to exchange 2.05 Million Preferred Shares (the “Option Price”) for the real property described on the attached Exhibit A (the “Property”). Mr. Axon shall have no right whatsoever to exercise the Exchange Option prior to the Exchange Date. The term “Property” as used in this Agreement, includes all personal property located on the real property described on the attached Exhibit A, together will all interests in any buildings located thereon.

6.
Transfer of Deed.  The Company agrees to complete, sign and hold in escrow, a Quit Claim Deed conveying any and all right, title, and interest of the Company in and to the Property, except for those items listed on the attached Exhibit B, together with any encumbrances that may be caused by the acts or omissions of Mr. Axon after the parties sign this Agreement.

a.
The Company agrees to deliver the Quit Claim Deed to Mr. Axon within ten (10) days of the receipt of notice of the exercise of the Exchange Option and delivery of 2.05 Million shares of Preferred Stock (the “Closing Date”);

b.
The deed shall be the usual quit claim deed and in proper statutory short form for recording. It shall be duly executed and acknowledged by the Company at the Company’s expense, so as to convey to Mr. Axon the fee simple interest of the Property, free of all liens and encumbrances except as set forth in Exhibit B;

c.
Unless otherwise specifically prohibited under the terms and conditions of the Agreement, the Company shall convey and Mr. Axon will accept the Property subject to all covenants; conditions; restrictions; easements of record; fire and building codes; land use, zoning, and environmental protection regulations; and any defects or clouds on the title of the Property; and any state of facts which any inspection and/or accurate survey may show;

d.	An escrow agreement naming the agent and assigning custody of the signed documents will be signed by both parties; and,

e.
Prior to the Closing Date and delivery of the Quit Claim Deed, the Company shall remain the sole legal, beneficial and equitable owner of the Property. Prior to the Closing Date and delivery of the Quit Claim Deed, Mr. Axon shall have no right, title or interest, legal or equitable in the Property, except as expressly provided herein.

7.
Possession.  Pending satisfaction, in full of the Option Price and exercise of the Exchange Option, the Company will retain use and possession of the Property.  Use and possession of the Property shall be given and conveyed to Mr. Axon on the Closing Date of this Agreement unless otherwise agreed by the parties.

8.
Real Estate Taxes, Water Bills and Sewer Charges.  The real estate taxes, water bills, and sewer charges shall be prorated as of the Closing Date. The Company agrees to pay all the real estate taxes, water bills, and sewer charges that come due and payable prior to the Closing Date of this Agreement. The Company agrees to provide proof of payment to Mr. Axon for all real estate taxes, water bills, and sewer charges. Mr. Axon agrees to pay all the real estate taxes and assessments, water rents, and any sewer charges that shall be taxed or assessed upon the Property from and after the Closing Date of this Agreement.

9.
Fire and Other Insurances.  The Company agrees to name Mr. Axon as an additional insured on any property and liability insurance policy maintained or purchased by the Company covering the Property and to provide Mr. Axon with a copy of the insurance binder.

10.
Condemnation.  In the event of the condemnation or taking by eminent domain of any interest that is the subject of this Agreement, Mr. Axon shall be made a party to any related proceedings, and the amount of any award to be accepted or whether the amount of such award shall be determined by trial in the courts shall require the consent of Mr. Axon, which consent shall not be unreasonably withheld, delayed, or conditioned. The amount of such award by agreement, or after trial or otherwise, shall be paid to the Company and applied as to the purchase of Preferred Shares due hereunder. If the amount of the award is greater than the remaining purchase obligation due, the Company shall pay to Mr. Axon the difference between the amount of the award and the remaining Preferred Shares purchase obligations.

11.	Reserved.

12.
Inspection.  Mr. Axon agrees that a full inspection of the Property has been made and that the Company shall not be held to any promise respecting the condition of any improvements on the Property other than what is written in this Agreement. At such time as the Property is conveyed to Mr. Axon it shall be conveyed “as is.”

13.
Improvements/Repairs. The Company will keep the Property in good order and reasonable repair prior to the Closing Date.  Any special assessments for renovations or similar work related to the Property coming due and payable prior to the closing date shall paid by the Company.  The Company shall be entitled to be reimbursed in cash by Mr. Axon for any credit, recovery or refund of any special assessments or interest payments that may have been overpaid or paid for the benefit of another condominium unit owner other than the Company prior to the Closing Date, but recovered, received or applied for the benefit of Mr. Axon or the Property on or after the Closing Date.  Any special assessments for renovations or similar work related to the Property coming on or after the closing date shall be paid by Mr. Axon.

14.
Rental Income.  Prior to the Closing Date, all rental income from the Property, including but not limited to the current lease to BevForce at the rate of $17,500 per month shall belong to the Company.  Post-closing the rental income shall belong to Mr. Axon.

15.
Mr. Axon Default.  Mr. Axon is in default in the event any full Preferred Shares purchase obligation under Paragraph 1 is not made within sixty (60) days of the monthly due date. In the event a particular full monthly Preferred Shares purchase is not made within sixty (60) days of the related monthly due date, subject to the review and approval by the Audit Committee of the Board of Directors of the Company to be granted in its sole discretion, Mr. Axon may cure the shortfall attributable to that monthly capital contribution over a period of no more than sixty (60) days so long as no other breach, default or event of default then exists or would exist but for notice. Upon the occurrence of a default, subject to the expiration of the cure period provided in this paragraph to the extent applicable, the issued Preferred Shares, as well as any accrued and unpaid dividends, shall be automatically converted at the conversion rate (the “Conversion Rate”) into shares of common stock of the Company, effective as of the first of the month immediately following the default and any cure period expiration (the “Conversion Date”), in full satisfaction of any obligations owed by the Company to Mr. Axon hereunder. The Conversion Rate shall equal (a) the aggregate capital contributions made by Mr. Axon to the Company, plus any accrued and unpaid dividends, divided by (b) the greater of (x) the closing price of the common stock of the Company on the day immediately prior to the Conversion Date or if such day is not during a “window period” during which Mr. Axon would otherwise be permitted to purchase Company securities, under the Company’s insider trading policy then in effect, then the first business day of the next “window period” that would be applicable to Mr. Axon or (y) $0.41. The shares of common stock shall have endorsed thereon the legend stated in Paragraph (1)(c)(2).  Notwithstanding the foregoing, in the event Mr. Axon willfully or intentionally defaults in his obligations under this Agreement for the purpose of benefiting from an actual or potential economic advantage to him, the Company shall, in addition to any other remedies it may have under this Agreement, be entitled to liquidated damages equal to the market value of the common stock of the Company received by Mr. Axon on the Conversion Date. MR. AXON ACKNOWLEDGES AND AGREES THAT LEGAL, OR MONETARY, DAMAGES MAY BE DIFFICULT TO ASCERTAIN WITH CERTAINTY AND THAT SUCH LIQUIDATED DAMAGES AS SET FORTH HEREIN ARE A FAIR ESTIMATE OF ACTUAL DAMAGES AND NOT INTENDED AS A PENALTY.

16.
The Company’s Remedy.  If Mr. Axon defaults, the Company shall have the right to proceed to protect its legal interest using any and all available legal and equitable means, and Mr. Axon shall be liable for the Company’s reasonable attorney fees and court costs. Pursuant to New York State law, the Company shall not proceed on default in village, town, or city court.

17.
The Company Default.  The Company is in default if: (1) it does not provide Mr. Axon with the quit claim deed within thirty (30) days of Closing Date, or (2) the Company takes any action which makes it impossible for the Company to deliver the Property as completed by this Agreement.

18.
Mr. Axon’s Remedies.  If the Company defaults, Mr. Axon shall have the right to proceed to protect its legal interest using any and all available legal and equitable means; including but not limited specific performance.  The Company shall be liable for Mr. Axon’s reasonable attorney fees and court costs. Pursuant to New York State law, Mr. Axon shall not proceed on default in village, town, or city court.

19.
Notices.  Notices, demands, or requests made between Mr. Axon and the Company must be in writing and may be delivered in person or sent by first class mail to the addresses set forth on page one (1) of this Agreement unless notice of an address change has been provided to the other party in writing. If the Company provides written notice of a change of address to Mr. Axon, or Mr. Axon provides written notice of a change of address to the Company, the updated address must be used.

20.
Parties Bound by this Agreement. This Agreement shall apply to and bind the heirs, executors, administrators, legal representatives, successors, and assigns of the respective parties to this Agreement.

21.
Assignment.  Mr. Axon shall have the right to assign this Agreement or convey any of the rights in this Agreement, with the prior written consent of the Company, which consent may be withheld in its sole discretion.

22.
Interpretation of Agreement.  This Agreement shall be governed by, construed, and endorsed in accordance with the laws of the State of Delaware. If any provision of this Agreement is held invalid, illegal, void or unenforceable by any rule, law, administrative order, or judicial decision, all other provisions of the Agreement shall remain in full force.

23.	Modification. This Agreement may not be changed by simply talking about desired changes. Changes can only occur upon written agreement signed by both parties.

24.	Representations and Warranties of the Company. As of the date hereof, the Company hereby represents and warrants to Mr. Axon, to the best of its knowledge and belief:

a.	the Company knows of no other party who has an interest in the property that has not been disclosed to Mr. Axon in this Agreement;

b.	there are no delinquent real estate taxes, or water and sewer charges which have previously become due and owing;

c.
no labor, service, or materials have been furnished for the improvement of the real estate during the last eight months, or if such labor, service, or materials have been furnished, payment in full or acceptable arrangements for payment in full for the improvements have been made;

d.	the Company agrees not to borrow any money against the property unrelated to that which is disclosed on Exhibit B;

e.	the Company agrees to take all commercially reasonable actions to prevent any additional lien being placed against the property;

f.
the Company agrees that if any lien or judgment is placed on the property pursuant to any action brought against the Company, the Company shall discharge the lien or judgment before final payment is made or reduce the purchase price by the amount of the lien or judgment; and,

g.
the Company has not dealt with any broker in connection with the Property. The Company will indemnify and hold harmless Mr. Axon from and against any and all claims, loss, liability, cost and expense (including reasonable attorney's fees) resulting from any claim that may be made against Mr. Axon by any broker or other person claiming a commission, fee or other compensation by reason of this transaction, if the same shall arise by or on account of any act of the Company or its representatives. Mr. Axon represents and warrants that Mr. Axon has not dealt with any broker in connection with the Property. Mr. Axon will indemnify and hold harmless the Company from and against any and all claims, loss, liability, cost and expense (including reasonable attorney's fees) resulting from any claim that may be made against the Company by any broker or other person claiming a commission, fee or other compensation by reason of this transaction, if the same shall arise by or on account of any act of Mr. Axon.

25.
Recording.  The parties to this Agreement agree that this Agreement, contract or a memorandum thereof, shall be recorded in the New York County Clerk’s Office along with all other required documents. Parties further agree to take whatever reasonable steps necessary to complete the documents required for filing.

26.
Merger Of All Prior Understandings. It is understood and agreed that all understandings and agreements heretofore had between the Company and Mr. Axon regarding the Property and subject matter of this Agreement are merged in this Agreement, this Agreement fully and completely expresses their agreement, and that the same is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Agreement, made by the other.

27.	Company Approval. This Agreement is subject to approval by the Company’s Audit Committee and Board of Directors (“Company Approval”).

The parties have duly executed this Agreement.

Franklin Credit Management Corporation:

/s/ Paul D. Colasono
BY:	Paul D. Colasono
ITS:	Chief Operating Officer

Mr. Axon

/s/	Thomas J. Axon
Thomas J. Axon

Exhibit A

Sixth Floor, Number 6 Harrison Street.

Block: 181, Lot: 1106
New York City, New York
(See attached Schedule for Legal Description)

Commercial Condominium Unit 6
6 Harrison Street
New York, NY 10013

Unit 6C at 350 Albany Street.

Block 16, Lot 2054
New York City, New York
(See attached Schedule for Legal Description)

Condominium Apartment Unit 6C
350 Albany Street
New York, NY 10280

Exhibit B

Collateral Mortgage dated May 16, 2012 and recorded on August 21, 2012 by Franklin Credit Management Corporation in favor of Communications Workers Of America Local 1180 under CRFN 2012000330970